Exhibit 10.3

SEPARATION AND

RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between Talos Energy Operating Company LLC, a Delaware limited liability company (the “Company”), and Timothy S. Duncan (“Employee”). Talos Energy Inc., a Delaware corporation and parent of the Company (the “Parent”), enters into this Agreement for the limited purpose of acknowledging and agreeing to the provisions set forth in Section 3(a)(iv), Section 3(a)(v), and Section 3(a)(vi). The Company, Employee and, when applicable, the Parent, are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee is a participant in the Amended and Restated Talos Energy Operating Company LLC Executive Severance Plan (the “Severance Plan”);

WHEREAS, Employee has outstanding equity awards under the Amended and Restated Talos Energy Inc. 2021 Long Term Incentive Plan (the “LTIP”);

WHEREAS, Employee’s employment with the Company terminated as of August 29, 2024 (the “Separation Date”);

WHEREAS, pursuant to the Severance Plan, Employee is eligible to receive certain severance payments and benefits, which severance payments and benefits are conditioned upon Employee’s execution, delivery, and non-revocation of this Agreement;

WHEREAS, pursuant to the applicable award agreements under the LTIP, Employee is entitled to accelerated vesting of certain equity awards upon a termination by the Company without “Cause” (as defined in the Severance Plan); and

WHEREAS, the Parties wish to resolve any and all claims that Employee has or may have against the Company and the other Company Parties (as defined below), including any claims that Employee has or may have arising from or relating to Employee’s employment, or the end of Employee’s employment, with any Company Party.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the Parties hereby agree as follows:

1. Separation from Employment; Resignation. The Parties acknowledge and agree that Employee’s employment with the Company ended as of the Separation Date and that, as of the Separation Date, Employee was no longer be employed by any Company Party. The Parties further acknowledge and agree that, as of the Separation Date, Employee automatically resigned as an officer of the Company, the Parent and each of their respective affiliates (as applicable). Employee further acknowledges and agrees that, as of the date of the execution of this Agreement by Employee, Employee has resigned from the board of managers, board of directors, or similar governing body of each of the Company, the Parent and their respective affiliates (as applicable) and any other corporation, limited liability company, or other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Employee serves as the designee or other representative of the Company or any of its affiliates. Employee agrees to (A) reasonably cooperate with the Company and its affiliates to effectuate the resignations described in the preceding sentences and (B) complete any other actions the Company or its affiliates may reasonably require to effect such resignation.

2. Restrictive Covenants; Permitted Disclosures.

(a) Employee acknowledges and agrees that, in connection with Employee’s employment with the Company, Employee has obtained Confidential Information (as defined in the Severance Plan and that certain Employment Agreement by and between the Company and Employee entered into as of February 3, 2012 (the “Employment Agreement”)), of which certain sections survived the termination of such Employment Agreement when Employee entered into a participation agreement for the Severance Plan, and that Employee has continuing (i) confidentiality and related obligations pursuant to Section 7 of the Severance Plan and Section 9 of the Employment Agreement, (ii) non-solicitation obligations pursuant to Section 8 of the Severance Plan, (iii) intellectual property obligations pursuant to Section 9 of the Severance Plan, (iv) non-disparagement obligations pursuant to Section 10 of the Severance Plan, (v) confidentiality and non-compete obligations pursuant to Sections 9 and 10 of the Employment Agreement, and (vi) arbitration, injunctive relief, and attorneys’ fees covenants pursuant to Section 15 of the Employment Agreement (the obligations referenced in the preceding clauses (i)-(vi) are herein referred to as the “Restrictive Covenants”). In entering into this Agreement, Employee acknowledges the continued effectiveness and enforceability of the Restrictive Covenants, and expressly reaffirms Employee’s commitment to abide by (and agrees that he will abide by) the terms of the Restrictive Covenants. Notwithstanding anything herein to the contrary, the Parties hereby further agree that it will not be a violation of Employee’s Restrictive Covenants if Employee takes any of the following actions: (w) merely updates Employee’s social media accounts (including, but not limited to, LinkedIn) to reflect Employee’s new employment, (x) accepts connection requests from any individual on any social media account (including, but not limited to, LinkedIn), and (y) is unilaterally contacted by an employee or consultant of the Company, provided that Employee does not hire or solicit such person in violation of his non-solicitation obligations under the Restrictive Covenants. Notwithstanding anything herein to the contrary, for purposes of clarity of the Restrictive Covenants, the Parties agree that (xx) the first sentence of Section 10(b) of the Employment Agreement shall only apply to employment, consulting, or other service relationships within, or directly or indirectly relating to, the energy or oil and gas industries, and (yy) within a reasonable time period following any disclosure by Employee pursuant to Section 10(b) of the Employment Agreement, the Company shall inform Employee of its position regarding whether or not such anticipated employment, consulting or other services relationship breaches the Restrictive Covenants, provided that Employee timely provides the Company with any information necessary, in the discretion of the Company, to make such determination.

(b) Nothing in this Agreement or the Restrictive Covenants shall prohibit or restrict Employee from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law, (ii) responding to any inquiry or legal process directed to Employee individually from any such Governmental Authorities, (iii) testifying, participating, or otherwise assisting in an action or proceeding by any

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such Governmental Authorities relating to a possible violation of law, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law (including any whistleblower or whistleblower retaliation claim), (y) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law (including any whistleblower or whistleblower retaliation claim), or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization from the Company or its affiliates before engaging in any conduct described in this Section 2(b), or to notify the Company or its affiliates that Employee has engaged in any such conduct.

3. Severance Payments and Benefits.

(a) In consideration for timely executing and not revoking this Agreement, and for complying with its terms (including those terms set forth in Section 2 above), and in accordance with and subject to the terms of the Severance Plan, the LTIP, and the Parent Executive Compensation Clawback Policy, adopted effective November 15, 2023 (the “Clawback Policy”):

(i) Employee shall receive a payment in the amount of $3,892,500, to be paid in a lump sum no later than the Company’s first regularly scheduled pay date that occurs on or after the date that is ninety (90) days after the Separation Date, pursuant to Section 5(a)(i) of the Severance Plan;

(ii) Employee shall receive a Pro Rata Annual Bonus (as defined in the Severance Plan), to be paid in a lump sum at the time annual bonuses for the 2024 fiscal year are paid to executives of the Company, but in no event later than March 15, 2025, pursuant to Section 5(a)(iii) of the Severance Plan;

(iii) The Company will provide Employee with the COBRA Benefit (as defined in the Severance Plan), in accordance with terms and conditions set forth in Section 5(a)(iv) of the Severance Plan;

(iv) Pursuant to Section 2(c) of the applicable restricted stock unit (“RSU”) award agreements, (i) 32,254 RSUs granted on March 5, 2022 and (ii) 28,329 RSUs granted on March 5, 2023, in each case, to Employee under the LTIP shall vest with effect as of the Separation Date and be settled following the date that this Agreement becomes irrevocable; and

(v) Pursuant to Section 3(b)(ii) of the applicable performance share unit award agreements (the “PSU Award Agreements”), with respect to 85,812 performance share units (“PSUs”) granted under each PSU Award Agreement granted on March 5, 2022, and 47,068 PSUs granted under each PSU Award Agreement granted on March 5, 2023 (collectively, the “Eligible PSUs”), in each case, to Employee under the LTIP: (i) the Service Requirement (as defined in the

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applicable PSU Award Agreement) shall be deemed satisfied as of the Separation Date, (ii) the Eligible PSUs shall remain outstanding and eligible to performance vest in accordance with the terms of the applicable PSU Award Agreement and the LTIP, and (iii) any Eligible PSUs that performance vest, if any, shall be settled in accordance with the terms of the applicable PSU Award Agreement.

(vi) With effect immediately prior to, and conditioned upon, the execution of this Agreement Parent has granted to Employee under the LTIP: (i) an Award (as defined in the LTIP) of 28,519 fully vested shares of Common Stock (as defined in the LTIP) and (ii) an Award of 38,844 PSUs (collectively, the “2024 Awards”), which PSUs will be eligible to performance vest based on Parent’s relative and absolute total shareholder return as outlined in the applicable award agreement during the period commencing January 1, 2024 through December 31, 2026, and shall settle, to the extent earned and vested at the end of the 3-year performance period, if at all, in accordance with, and subject to, the terms of the LTIP and the applicable PSU award agreement, the terms of which (x) shall be determined by the compensation committee of Parent in its sole discretion, (y) shall be substantially similar to the terms provided to other in-service executive officers of the Company, in the form attached as Schedule A to this Agreement, and (z) shall not contain any additional or more expansive restrictive covenants to those referenced herein. Notwithstanding anything in this Agreement or the 2024 Awards to the contrary, the 2024 Awards will automatically be forfeited for no consideration in the event Employee revokes this Agreement under Section 8 hereof.

(b) Employee acknowledges and agrees that the consideration referenced in this Section 3 represents the entirety of the amounts Employee is eligible to receive as severance pay and benefits from the Company or any other Company Party, including under the LTIP, the Severance Plan or any other severance plan or policy of the Company or any other Company Party. Employee further acknowledges that as of the Separation Date, Employee will automatically forfeit all unvested RSUs and PSUs for which the Service Requirement (as defined in the applicable PSU Award Agreement) has not been satisfied as of the Separation Date, in each case, determined after giving effect to Section 3(a) above and such awards shall terminate automatically and without any further action by the Company and at no cost to the Company.

4. Satisfaction of Severance Obligations; Receipt of Leaves and Other Compensation. Employee expressly acknowledges and agrees that Employee would not be entitled to the consideration set forth in Section 3 (or any portion thereof) but for Employee’s entry into this Agreement. Employee further acknowledges and agrees that Employee has been paid in full all bonuses, been provided all equity and benefits, been afforded all rights and otherwise received all salary, wages, compensation, and other sums that Employee has been owed or ever could be owed by each Company Party (with the exception of any sums to which Employee may be entitled pursuant to this Agreement) through the date Employee signs this Agreement (the “Signing Date”). Employee further acknowledges and agrees that Employee has received or has waived all leaves (paid and unpaid) that Employee has been entitled to receive from each Company Party through the Signing Date. Except as otherwise provided in Section 3, this Agreement extinguishes all rights, if any, that Employee may have and ever could have, contractual or otherwise, relating to or arising out of Employee’s employment or the termination of Employee’s employment through the Signing Date.

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5. Complete Release of Claims.

(a) For good and valuable consideration, including the consideration set forth in Section 3 (and any portion thereof), Employee hereby forever releases and discharges the Company, Parent, each of their respective affiliates, and each of their respective past, present, and future parents, subsidiaries, predecessors, successors, and assigns, along with each of the foregoing entities’ respective affiliates, owners, shareholders, partners, officers, directors, members, managers, employees, trustees, representatives, agents, attorneys, successors, administrators, fiduciaries, insurers, and benefit plans and the trustees and fiduciaries of such plans, in their personal and representative capacities (collectively, the “Company Parties”) from, and Employee hereby waives, any and all claims, demands, liabilities, and causes of action, whether statutory or at common law, including any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements, and all claims or causes of action relating to any matter that actually or allegedly occurred, whether known or unknown, on or prior to the Signing Date, including, (i) any alleged violation of: (A) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) ERISA; (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the National Labor Relations Act; (I) the Occupational Safety and Health Act; (J) the Family and Medical Leave Act of 1993; (K) the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (L) any local, state, or federal anti-discrimination or anti-retaliation law; and (M) any other local, state, or federal law, regulation, or ordinance; (ii) any public policy, contract, tort, or common law claim including, but not limited to, claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like; (iii) any allegation for costs, fees, or other expenses, including attorneys’ fees, related to any Released Claim (as defined below); (iv) any and all claims Employee may have arising under or as the result of any alleged breach of any contract (including the Employment Agreement, Severance Plan, the LTIP, the award agreements under the LTIP, and any other offer letter, other employment contract, or incentive or equity-based compensation plan or agreement) with any Company Parties; (v) any claim arising from, or relating to, Employee’s status as an employee, officer, or director of, or holder of any interests in (except such interests that are expressly preserved pursuant to the terms of this Agreement), the Company or any other Company Party, or the termination of such relationship; and (vi) any claim for compensation or benefits of any kind not expressly set forth in the Separation Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for any consideration received by Employee pursuant to Section 3, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES. Employee specifically intends the release of Claims in this Section 5(a) to be the broadest possible release permitted by law.

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(b) Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”), Securities and Exchange Commission (“SEC”) or other Governmental Authority, or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC, SEC or other Governmental Authority; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery from a Company Party as a result of any Governmental Authority proceeding or subsequent legal actions. Further, in no event shall the Released Claims include (i) any claim that first arises after the Signing Date, including any claim to enforce Employee’s rights under this Agreement, (ii) any claim to any vested benefits under ERISA, (iii) any right to receive an award for information provided to any Governmental Authorities (including the SEC), (iv) any claim for indemnification or insurance under the Company’s bylaws, D&O insurance policies, or applicable law; or (v) any claims that cannot be waived or released as a matter of law.

6. Representations and Warranties Regarding Released Claims. Employee hereby represents and warrants that Employee has not made any assignment, sale, delivery, transfer, or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.

7. No Claims. Employee represents that Employee has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Company Parties. Except as otherwise provided in Section 5(b) or this Section 7 of this Agreement, Employee further agrees not to directly or indirectly commence, file, or pursue, any lawsuit or arbitration against any of the Company Parties in the future. Pursuant to Section 5(b), nothing herein limits Employee’s right to receive an award for information provided to any Governmental Authorities (including, for the avoidance of doubt, any monetary award or bounty from any Governmental Authority in connection with any protected “whistleblower” activity), and nothing herein prevents Employee from filing a claim for unemployment insurance or workers’ compensation benefits.

8. Execution; ADEA Release Consideration Period and Revocation Right. Employee understands that this Agreement includes a release covering all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination, whether those claims are presently known to Employee or hereafter discovered. Employee is not waiving or releasing any right or claim which Employee may have under the ADEA which arises after Employee signs this Agreement. To the extent the Company has a right to recoupment of any amounts paid to Employee under this Agreement, that right to recoupment shall not apply and the Company will not seek recoupment in the event Employee breaches the waiver and release of age discrimination claims by bringing any complaint, claim, charge or challenge under the ADEA. Employee acknowledges that Employee is entitled to consider the terms of this Agreement for sixty-five (65) days following the Separation Date before signing it. The Parties acknowledge and agree that any changes agreed to between the Parties after the date Employee originally received this Agreement, whether material or immaterial, do not restart the running of the sixty-five (65) day period. Employee further understands that this Agreement shall be null and void if Employee fails to execute the Agreement prior to expiration of the sixty-five (65) day period. To execute this Agreement, Employee must sign and date the Agreement below, and return a complete copy

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thereof to Megan Dick, Vice President – Human Resources, 333 Clay Street, Suite 3300, Houston, TX 77002 or via email to megan.dick@talosenergy.com. Should Employee execute this Agreement within the sixty-five (65) day period, Employee understands that Employee may revoke this Agreement within seven (7) days of the day Employee signs it (the “Revocation Period”). Employee may revoke Employee’s acceptance by notifying Megan Dick, Vice President – Human Resources, 333 Clay Street, Suite 3300, Houston, TX 77002 or via email to megan.dick@talosenergy.com in writing, within seven (7) calendar days after Employee executes this Agreement, by hand delivery, email, or overnight courier, at the address noted above. If Employee revokes this Agreement prior to the expiration of the Revocation Period, this Agreement and the promises contained herein (including, but not limited to, the Company’s obligations under Section 3 above) automatically shall be null and void. If Employee does not revoke this Agreement within seven (7) days of signing it, this Agreement shall become fully binding, effective, and enforceable on the eighth (8th) calendar day after the day Employee executes it.

9. No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10. Applicable Law. This Agreement shall be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction; provided, however, that Section 3(a)(iv), Section 3(a)(v), and Section 3(a)(vi) shall be governed by the laws of the State of Delaware, excluding any conflicts of law principles that might refer such construction to the laws of another jurisdiction.

11. Severability. The Parties hereby agree that any term or provision of this Agreement (or portion thereof) that renders such term or provision (or portion thereof) or any other term or provision (or portion thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

12. Withholding of Taxes and Other Employee Deductions. The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

13. Affiliate Definition. As used in this Agreement, the term “affiliate,” as used with respect to a particular person or entity, shall mean any other person or entity that owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

14. Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

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15. Third-Party Beneficiaries. Each Company Party that is not a signatory hereto shall be a third-party beneficiary of Employee’s covenants and release of claims set forth in this Agreement is entitled to enforce such provisions as if it was a party hereto.

16. Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Parties. This Agreement (including, for the avoidance of doubt, the Restrictive Covenants) and the Severance Plan, the LTIP, and the Clawback Policy constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Employee and any Company Party with regard to the subject matter hereof.

17. Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to a law, regulation, agreement, instrument or other document shall be deemed to refer to such law, regulation, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder”, and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

18. Continued Cooperation. Following the Separation Date, Employee will provide the Company and, as applicable, the other Company Parties, with assistance, when reasonably requested by the Company, with respect to transitioning matters related to Employee’s job responsibilities and otherwise providing information relating to the duties Employee’s performed for the Company and the other Company Parties, provided that Employee will not be required to spend more than ten (10) hours on such matters. In requesting and scheduling Employee’s assistance pursuant to this Section 18, the Company shall minimize disruption of Employee’s personal and professional obligations. The Company shall reimburse Employee for reasonable preapproved expenses incurred in connection with such cooperation.

19. Section 280G. Section 6 (Certain Excise Taxes) of the Severance Plan is explicitly referenced and incorporated herein.

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20. Further Assurances. Employee shall, and shall cause Employee’s affiliates, representatives, and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments, and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

21. Section 409A. This Agreement and the payments provided hereunder are intended be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment of the Separation Payment shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

22. Breach; Indemnification. Notwithstanding any provision of this Agreement to the contrary, in the event that Employee breaches Employee’s representations, warranties or obligations under this Agreement, including Section 2(a) of this Agreement, then (a) the Company shall have no further obligations to Employee under this Agreement or otherwise (including, but not limited to, any obligation to provide the payments or other consideration set forth in Section 3 of this Agreement); (b) the Company will be entitled to recoup all payments previously provided to Employee under Section 3 of this Agreement, plus the attorneys’ fees and costs it incurs in recouping such amounts, except for the amount of $500; (c) the Company shall have all rights and remedies available to it under this Agreement and any applicable law or equitable theory; and (d) all of Employee’s promises, covenants, representations, and warranties under this Agreement will remain in full force and effect. Further, Employee agrees to indemnify and hold harmless each and all of the Company Parties from and against any and all direct or indirect losses, costs, damages, and/or expenses, including, but not limited to, attorneys’ and experts’ fees, costs, and disbursements incurred by the Company Parties, or any of them, arising out of any breach by Employee of this Agreement, or out of the fact that any representation or warranty made by Employee in this Agreement was false when made.

23. Return of Property. Employee represents and warrants that Employee has returned to the Company all documents and materials in whatever form constituting, containing, or reflecting Confidential Information and all property belonging to the Company and any other Company Party which may then be in Employee’s possession or control, including all computer files and other electronically stored information, client materials, electronically stored information, and other materials provided to Employee by the Company or any other Company Party in the course of Employee’s employment. Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.

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24. ACKNOWLEDGEMENTS, REPRESENTATIONS AND WARRANTIES. EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EMPLOYEE HAS HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED EMPLOYEE, AND IS HEREBY ADVISING EMPLOYEE IN WRITING, TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT, AND EMPLOYEE HAS IN FACT CONSULTED WITH ATTORNEYS OF HIS CHOOSING; THAT NO COMPANY PARTY HAS PROVIDED ANY TAX OR LEGAL ADVICE TO EMPLOYEE REGARDING THIS AGREEMENT AND EMPLOYEE HAS HAD AN ADEQUATE OPPORTUNITY TO RECEIVE SUFFICIENT TAX AND LEGAL ADVICE FROM ADVISORS OF EMPLOYEE’S OWN CHOOSING SUCH THAT EMPLOYEE ENTERS INTO THIS AGREEMENT WITH FULL UNDERSTANDING OF THE TAX AND LEGAL IMPLICATIONS THEREOF; THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS AGREEMENT; AND THAT EMPLOYEE HAS FULL POWER AND AUTHORITY TO RELEASE EMPLOYEE’S CLAIMS AS SET FORTH HEREIN.

[The remainder of this page was left blank intentionally; the signature page follows.]

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IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be executed by a duly authorized officer thereof and Employee has executed this Agreement, in each case, as of the dates set forth beneath their signature blocks below, effective for all purposes as provided above.

EMPLOYEE

/s/ Timothy S. Duncan
Timothy S. Duncan

Date:	November 1, 2024

TALOS ENERGY OPERATING COMPANY LLC

By:	/s/ William S. Moss III
Name: William S. Moss III
Title: Executive Vice President, General Counsel and Secretary

Date:	November 1, 2024

With respect to Section 3(a)(iv), Section 3(a)(v) and Section 3(a)(vi) only:

TALOS ENERGY INC.

By:	/s/ William S. Moss III
Name: William S. Moss III
Title: Executive Vice President, General Counsel and Secretary

Date:	November 1, 2024

SIGNATURE PAGE TO

SEPARATION AND RELEASE AGREEMENT

Schedule A

[Attached]

AMENDED AND RESTATED TALOS ENERGY INC.

2021 LONG TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Amended and Restated Talos Energy Inc. 2021 Long Term Incentive Plan, as amended from time to time (the “Plan”), Talos Energy Inc. (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the number of performance-based Restricted Stock Units (the “Performance Share Units” or “PSUs”) set forth below. This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Performance Share Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement, as applicable.

Participant:	Timothy S. Duncan

Date of Grant:	November 1, 2024 (the “Date of Grant”)

Award Type and Description:	Your right to receive settlement of this Award in an amount ranging from 0% to 200% of the Target PSUs (as defined below) shall vest and become earned and nonforfeitable upon the Committee’s certification of the level of achievement of the Performance Goal (defined below).

Target Number of PSUs:	38,844 (the “Target PSUs”)

Performance Period:	January 1, 2024 (the “Performance Period Commencement Date”) through December 31, 2026 (the “Performance Period End Date”)

Performance Goal:	Subject to the terms of the Plan, the Agreement and this Performance Share Unit Grant Notice (this “Grant Notice”), the number of Target PSUs, if any, that become Earned PSUs during the Performance Period will be determined in accordance with the Company’s achievement with respect to relative annualized total shareholder return, as modified by the Company’s absolute annualized total shareholder return (the “Performance Goal”), as described in Exhibit B attached hereto.

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

TALOS ENERGY INC.

By:
Name: William S. Moss III
Title: Executive Vice President, General Counsel and Secretary

PARTICIPANT

Name: Timothy S. Duncan

SIGNATURE PAGE TO

PERFORMANCE SHARE UNIT GRANT NOTICE

EXHIBIT A

PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (this “Agreement”) is made as of the Date of Grant by and between Talos Energy Inc., a Delaware corporation (the “Company”), and Timothy S. Duncan (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Award. In consideration of the Participant’s past and/or continued service to the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant the Target PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Each Earned PSU represents the right to receive one share of Stock. Vesting and settlement of the PSUs shall occur at the times and subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Depending on the level of performance determined to be attained with respect to the Performance Goal, the number of PSUs granted hereunder that become Earned PSUs may range from 0% to 200% of the Target PSUs. Unless and until the PSUs have become earned in the manner set forth in the Grant Notice and this Agreement, the Participant will have no right to receive any Stock or other payments in respect of the PSUs. Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Earning of PSUs. Except as otherwise set forth in the Plan, the PSUs shall vest and become earned (“Earned PSUs”) to the extent to which the Company has satisfied the Performance Goal set forth in Exhibit B attached hereto, which shall be determined by the Committee in its sole discretion following the end of the Performance Period or upon a Change in Control as set forth in Exhibit B (and any PSUs that do not become Earned PSUs shall be automatically forfeited). Unless and until the PSUs have vested and become Earned PSUs as described in the preceding sentence, the Participant will have no right to receive any dividends or other distribution with respect to the PSUs.

3. Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds PSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares of Stock equal to the number of PSUs held by the Participant that have not been settled as of such record date, such payment to be made on the date on which any Earned PSUs are settled in accordance with Section 4. For purposes of clarity, if the PSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited PSUs. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

Exhibit A-1

4. Settlement of PSUs.

(a) Time of Settlement. If the PSUs become Earned PSUs pursuant to Section 2, then they will be settled as soon as administratively practicable following the Committee’s certification of the level of attainment of the Performance Goal, but in no event later than March 15 of the calendar year following the Performance Period End Date.

(b) Form of Settlement. If the PSUs become Earned PSUs, then the Company shall deliver to the Participant (or the Participant’s permitted transferee, if applicable), a number of shares of Stock equal to the number of Earned PSUs.

(c) Additional Settlement Details. Any fractional PSU that becomes earned hereunder shall be rounded down at the time shares of Stock are issued in settlement of such PSU. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, shall be issuable or payable to the Participant pursuant to this Agreement. All shares of Stock issued hereunder, if any, shall be delivered either by delivering one or more certificates for shares to the Participant or by entering such shares in book entry form, as determined by the Committee in its sole discretion. The value of shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

5. Restrictive Covenants. Notwithstanding anything to the contrary contained herein, if the Participant violates or breaches any restrictive covenant (including, without limitation, any non-disclosure, confidentiality, intellectual property, non-compete or non-solicit covenant) by which the Participant is bound, in any employment, service or other agreement between the Participant and the Company or an Affiliate, as determined in accordance with the terms of such agreement, all PSUs awarded hereunder, regardless of whether such PSUs are Earned PSUs, will be forfeited for no consideration and without any action by the Company.

6. Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements may include, at the Company’s election, the delivery of cash or cash equivalents, Stock (including previously owned Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of cash or shares of Stock otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through the withholding of shares of Stock that are otherwise issuable to the Participant pursuant to this Award (or through the surrender of previously owned shares of Stock by the Participant to the Company), the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities, determined based on the greatest withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. For the avoidance of doubt, to the extent any cash payments are made to the Participant under this Agreement, taxes related thereto will be withheld from such payments. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares of Stock and the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant acknowledges and agrees that none of the Board, the Committee, the Company or any Affiliate have made any representation or warranty as to the tax consequences to the Participant as a result of the receipt of the PSUs, the earning of the PSUs or the forfeiture of any of the PSUs. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7. Non-Transferability. During the lifetime of the Participant, the PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the PSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the PSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

8. Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder, if any, will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

9. Legends. If a stock certificate is issued with respect to any shares of Stock delivered hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

10. Rights as a Stockholder. Neither the Participant nor any Person claiming under or through the Participant shall have rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.

11. Execution of Receipts and Releases. Any payments of cash or any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to Earned PSUs.

12. No Right to Continued Service or Awards.

(a) Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued service to the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such service at any time, in accordance with applicable law.

(b) The grant of the PSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.

13. Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and the Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including, without limitation, reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 13 shall be cumulative and in addition to any other remedies to which such party may be entitled.

14. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Talos Energy Inc.

Attn: Executive Vice President and General Counsel

333 Clay St., Suite 3300

Houston, Texas 77002

If to the Participant, at the Participant’s last known address on filed with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

15. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

16. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

17. Entire Agreement; Amendment. This Agreement, together with that certain Separation and Release Agreement, by and between the Company and the Participant, dated November ____, 2024, constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

18. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

19. Clawback. Notwithstanding any provision in the Grant Notice, this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all cash or shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

20. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

21. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

22. Headings. Headings are for convenience only and are not deemed to be part of this Agreement.

23. Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic or digital signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

24. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Agreement are intended to be exempt from or compliant with the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be construed and interpreted in accordance with such intent. Notwithstanding any other provision of this

Agreement, the settlement of PSUs under this Agreement may only be made upon an event and in a manner that complies with the Nonqualified Deferred Compensation Rules or an applicable exemption. Any settlement of PSUs under this Agreement that may be excluded from the Nonqualified Deferred Compensation Rules either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded to the maximum extent possible. For purposes of Nonqualified Deferred Compensation Rules, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent that the Committee determines that the PSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the PSUs upon his “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company and the Affiliates make no representations that the PSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.

EXHIBIT B

PERFORMANCE GOAL FOR PERFORMANCE SHARE UNITS

The performance goal for the PSUs shall be the relative annualized total shareholder return (“TSR”) percentile ranking of the Company as compared to the Performance Peer Group (as defined below) during the Performance Period, as modified by the Company’s absolute annualized TSR during the Performance Period. The number of Earned PSUs will be determined in accordance with table set forth below under the heading “Company Performance Ranking and Payout Schedule.” The Committee, in its sole discretion, will review, analyze and certify the achievement of the Company’s relative TSR percentile ranking for the Performance Period as compared to the Performance Peer Group and the Company’s absolute TSR for the Performance Period and will determine the number of Earned PSUs in accordance with the terms of this Agreement, the Grant Notice and the Plan.

Company Performance Ranking and Payout Schedule

Absolute TSR (Annualized)	Relative TSR (Annualized) Performance (Percentile Rank vs. Peers)
	< 25th	25th ≥ < 50th	50th ≥ < 75th	≥ 75th
20%	100%	150%	200%	200%
15%	100%	125%	150%	200%
10%	75%	100%	125%	150%
5%	50%	75%	100%	125%
≤ 0%	0%	25%	75%	100%

*	The percentage of Target PSUs that become Earned PSUs for performance between the values set forth in the table shall be calculated using linear interpolation.

Performance Peer Group

The following companies and funds will be deemed to be the Company’s “Performance Peer Group” for purposes of this Agreement:

Ticker Symbol	Company Name
BRY	Berry Corporation
CRC	California Resources Corporation
CRGY	Crescent Energy Company
HPK	HighPeak Energy, Inc.
KOS	Kosmos Energy Ltd.
MGY	Magnolia Oil & Gas Corporation
MTDR	Matador Resources Company
MUR	Murphy Oil Corporation
EGY	VAALCO Energy, Inc.
VTLE	Vital Energy, Inc.
XOP	SPDR S&P Oil & Gas Exploration and Production ETF
WTI	W&T Offshore, Inc.

B-1

Determination of Relative TSR Rank

The annualized TSR for the Company and each member of the Performance Peer Group shall be equal to:

“Closing Value” is the volume-weighted average closing price (the “VWAP”) of such entity’s or fund’s common stock or other equity securities for the 20 consecutive trading days immediately preceding the Performance Period End Date.

“Cumulative Dividends” is the cumulative amount of dividends and distributions (whether in the form of cash or equity) paid in respect of such entity’s or fund’s common stock or other equity securities during the Performance Period, assuming such dividends and distributions are reinvested in additional shares of such entity’s common stock or other equity securities; and

“Initial Value” is the VWAP of such entity’s or fund’s common stock or other equity securities for the 20 consecutive trading days immediately preceding the Performance Period Commencement Date.

“Term” is the number of years in the Performance Period (e.g., three (3)).

Notwithstanding the foregoing, the following events shall be used to adjust the Performance Peer Group in response to changes in the corporate structure of an entity in the Performance Peer Group:

1.	If an entity in the Performance Peer Group spins-off a subsidiary, such spin-off should be treated as a dividend.

2.

If an entity in the Performance Peer Group is acquired or becomes a private company, such entity shall be removed from the Performance Peer Group on the effective date of the consummation of such transaction.

3.

In the event of a merger or other business combination of two Performance Peer Group members (including, without limitation, the acquisition of one Performance Peer Group member, or all or substantially all of its assets, by another Performance Peer Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Performance Peer Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period.

B-2

4.

If an entity in the Performance Peer Group files for bankruptcy or liquidates due to an insolvency or is delisted, the TSR of such entity shall be deemed to be negative 100% (and if multiple members of the Performance Peer Group file for bankruptcy or liquidate due to an insolvency or are delisted, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies, liquidations and delistings ranking lower than later bankruptcies, liquidations and delistings).

5.	Notwithstanding the foregoing, the Committee has discretion to make any adjustments it deems necessary with respect to the Performance Peer Group.

To determine the Company’s “Relative TSR” percentile ranking for the Performance Period, annualized TSR will be calculated for the Company and each entity or fund in the Performance Peer Group as of the Performance Period End Date. The entities and funds in the Performance Peer Group will be arranged by their respective annualized TSR (highest to lowest) excluding the Company. The Company’s percentile rank will be interpolated between the entity or fund with the next highest annualized TSR and the entity or fund with the next lowest annualized TSR based on the differential between the Company’s annualized TSR and the annualized TSR of such entities.

Change in Control

Notwithstanding the foregoing, if a Change in Control occurs prior to the end of the Performance Period End Date, the number of Earned PSUs shall be determined by the Compensation Committee as of the Change in Control using the methodology set forth above, except that the date of the Change in Control shall be deemed to be the Performance Period End Date, solely for purposes of calculating the achievement of the Performance Goal. For the avoidance of doubt, the Performance Period End Date for all other purposes (other than calculating the achievement of the Performance Goal in connection with a Change in Control) shall mean the date provided in the Grant Notice. The PSUs shall otherwise remain subject to the terms of this Agreement, the Grant Notice and the Plan.

B-3